Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER

AND FISCAL 2014 RESULTS

JACKSON,  Miss.  (July 28, 2014) – Cal-Maine Foods, Inc. (NASDAQ:CALM) today announced financial results for the fourth quarter and fiscal year ended May 31, 2014.

For the fourth quarter of fiscal 2014, net sales were $371.6 million compared with net sales of $325.9 million for the fourth quarter a year ago.  The Company reported net income of $31.5 million, or $1.31 per basic share and $1.30 per diluted share, compared with a net loss of $3.8 million, or $0.16 per basic and diluted share, for the fourth quarter of fiscal 2013.    Results for the fourth quarter of 2013 included a charge of $17.0 million, or $0.71 per basic and diluted share, after tax, related to the settlement of anti-trust litigation.  Excluding this item, net earnings were $13.2 million, or $0.55 per basic and diluted share, for the fourth quarter of fiscal 2013.

For the fiscal year 2014, net sales were $1,440.9 million compared with net sales of $1,288.1 million for fiscal 2013.  The Company reported net income of $109.2 million, or $4.54 per basic share and $4.52 per diluted share, for fiscal 2014 compared with net income of $50.4 million, or $2.10 per basic and diluted share, in fiscal 2013.    Excluding the item described above for the fourth quarter of fiscal 2013,  net income for fiscal 2013 was $67.5 million, or $2.81 per basic and diluted share.

Commenting on the results for the fourth quarter and fiscal 2014,  Dolph Baker,  chairman, president and chief executive officer of Cal-Maine Foods, Inc., said, “We are pleased with our financial and operating performance for the fourth quarter of fiscal 2014 with sales up 14.0 percent over the same period a year ago.  These results reflect both higher volumes and higher average selling prices compared with the fourth quarter of fiscal 2013.  Total dozens produced increased 8.1 percent, total dozens sold increased by 2.5 percent, and our average selling price per dozen was up 12.0 percent over the same period last year.

“For the year, we were pleased to exceed our previous year’s sales record with $1.4 billion in sales in fiscal 2014,” Baker noted.  “As previously announced, we also reached another significant milestone when we achieved over one billion dozen fresh eggs sold for fiscal 2014, a record for Cal-Maine Foods and for our industry.  These results reflect strong demand for shell eggs throughout the year from all the major market segments including retail, egg product and exports.

“Sales of specialty eggs accounted for 17.2 percent of our total number of shell eggs sold and 24.3 percent of our shell egg sales revenue for the year,” added Baker.  “Specialty egg sales have been an important area of strategic focus for Cal-Maine Foods.  Our latest joint venture, Southwest Specialty Eggs, LLC, will further expand our market reach in specialty egg sales in the southwestern United States.  We expect specialty eggs, which have a higher retail selling price, will continue to gain market share over regular eggs as more consumers are willing to pay for these premium products.  Overall, our average selling prices were up 4.7 percent in fiscal 2014, reflecting a higher percentage of specialty egg sales.”

Baker noted,  “Our operations continued to run well in fiscal 2014.  We were able to benefit from lower and less volatile feed costs compared with the previous year.  For fiscal 2014, our average feed costs were 49.3 cents per dozen, down 8.7 percent from fiscal 2013.  Throughout our operations, our management team continued to execute on all the fundamental aspects of making Cal‑Maine Foods an efficient, low-cost producer.  We were pleased to report operating income of $146.1 million for fiscal 2014

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CAL-MAINE FOODS, INC.POST OFFICE BOX 2960    ▪ JACKSON,  MISSISSIPPI 39207

PHONE  601-948-6813FAX  601-969-0905

CALM Reports Fourth Quarter and Fiscal 2014 Results

July  28, 2014

compared with $59.6 million for fiscal 2013.  Our expansion projects for our operations in Florida, Texas and Kentucky are on schedule, and we expect to benefit from the additional capacity and improved efficiencies in fiscal 2015 with less dependence on outside egg purchases.

“Looking ahead, we are cautiously optimistic about the good start to this year’s growing season for corn and soybean crops.  The current USDA projections for harvested acres and yields for both crops should be favorable for end users and help reduce our feed costs in fiscal 2015.”

Baker concluded, “Overall, we are very pleased with Cal-Maine Foods’ performance in fiscal 2014 and our ability to execute our strategy with favorable results.  We will remain focused on this same strategy for continued growth in the year ahead.  Our strong balance sheet provides us with the flexibility to pursue additional acquisition opportunities that add value to our operations.  We will continue to manage our operations efficiently and leverage the additional capacity from our most recent acquisitions, joint ventures and expansion projects.  We will also look for additional opportunities to market and sell specialty eggs and enhance our product mix in line with customer demand.  Together, we believe these efforts will reward both our customers and shareholders in fiscal 2015.”

For the fourth quarter of fiscal 2014, Cal-Maine Foods will pay a cash dividend of approximately $0.434 per share to holders of its common and Class A common stock.  Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable August 24, 2014, to shareholders of record on August 9, 2014.  Cal-Maine Foods paid a total of $35.0 million in dividends, or $1.454 per share,  for fiscal 2014.

Selected operating statistics for the fourth quarter and fiscal 2014 compared with the prior-year periods are shown below:

	13 Weeks Ended		52 Weeks Ended
	May 31, 2014	June 1, 2013	May 31, 2014	June 1, 2013
Dozens eggs sold (000)	249,439	243,280	1,013,696	948,456
Dozens egg produced (000)	195,630	181,005	750,302	704,388

% Specialty sales (dozen)	18.7%	16.4%	17.2%	16.4%

Net average selling price (dozen)	$ 1.433	$ 1.280	$ 1.362	$ 1.301
Feed cost (dozen)	$ 0.485	$ 0.527	$ 0.493	$ 0.540

% Specialty sales (dollars)	25.2%	24.5%	24.3%	23.7%

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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CALM Reports Fourth Quarter and Fiscal 2014 Results

July  28, 2014

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Fourth Quarter and Fiscal 2014 Results

July  28, 2014

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	May 31, 2014	June 1, 2013	May 31, 2014	June 1, 2013
Net sales	$371,582	$325,933	$ 1,440,907	$1,288,104
Gross profit	91,291	51,489	302,764	214,549
Operating income (loss)	47,528	(7,281)	146,052	59,593
Other income (expense)	1,018	(131)	15,790	15,975
Income before income taxes and noncontrolling interest	48,546	(7,412)	161,842	75,568
Income before income taxes attributable to Cal-Maine Foods, Inc.	48,332	(7,609)	161,242	75,230

Net income	$31,492	$(3,833)	$ 109,207	$50,423

Net income per share:
Basic	$1.31	$(0.16)	$ 4.54	$2.10
Diluted	$1.30	$(0.16)	$ 4.52	$2.10
Weighted average shares outstanding
Basic	24,058	24,035	24,047	23,983
Diluted	24,202	24,035	24,148	24,044

SUMMARY BALANCE SHEETS

	May 31, 2014	June 1, 2013
ASSETS
Cash and short-term investments	$ 209,259	$ 182,888
Receivables	87,516	82,586
Inventories	146,117	147,993
Prepaid expenses and other current assets	2,501	1,414
Current assets	445,393	414,881

Property, plant and equipment (net)	314,935	266,008
Other noncurrent assets	51,333	64,738
Total assets	$ 811,661	$ 745,627

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 80,434	$ 99,827
Current maturities of long-term debt	10,216	10,373
Deferred income taxes	30,451	19,995
Current liabilities	121,101	130,195

Long-term debt, less current maturities	50,877	54,647
Deferred income taxes and other liabilities	44,938	42,741
Stockholders' equity	594,745	518,044
Total liabilities and stockholders' equity	$ 811,611	$ 745,627

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